Exhibit 15.1

Aetna Inc.
Hartford, Connecticut

Re: Registration Statement Nos. 333-52124, 52122, 52120, 73052, 87722, 87726, 124619, 124620, 136176, 136177, 155961, 168497 and 168498

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 27, 2011 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Hartford, Connecticut
July 27, 2011